                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            APPLIED MATERIALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

--------------------------------------------------------------------------------
APPLIED MATERIALS

James C. Morgan
CHAIRMAN
CHIEF EXECUTIVE OFFICER

February 22, 1999
                                                                            LOGO

Dear Applied Materials Stockholder:

     We cordially invite you to attend Applied Materials' 1999 Annual Meeting of Stockholders which will be held at the Westin Hotel, Santa Clara Ballroom, 5101 Great America Parkway, Santa Clara, California on Wednesday, March 31, 1999 at 3:00 p.m. At the meeting, the stockholders will elect nine directors, vote on an amendment of the Employee Stock Purchase Plan, and vote on a stockholder proposal to amend the Company's Bylaws. Your participation at the Annual Meeting, in person or by proxy, is particularly important this year because of the Board's opposition to this stockholder proposal.

     Your Board is unanimously opposed to the stockholder proposal, and we strongly urge you to vote against it because we believe it is not in the best interests of either stockholders or the Company. If approved, the proposal would significantly limit the Board's ability to negotiate effectively with a potential acquiror and impair its ability to preserve and maximize value for all stockholders.

     Studies by J. P. Morgan and Georgeson & Company lead your Board to believe that stockholder rights plans, like ours, actually increase premiums paid by acquirors and do not reduce the likelihood of a tender offer being made. Your Board also believes that a stockholder rights plan which provides for periodic review by independent directors is preferable to the proposal's ongoing requirement that stockholders approve any extension of the current rights plan or new rights plan.

     In addition, the Board believes the proposed bylaw, if approved, would be legally invalid because it would unlawfully limit the Board's ability to perform its obligation to manage the business and affairs of the Company, as required by law. Our position is fully set forth in the enclosed proxy statement and we urge you to read it carefully.

     Please review the proxy materials carefully, and vote FOR the director nominees, vote FOR the amendment of the Employee Stock Purchase Plan, and vote AGAINST the stockholder proposal. If you have any questions, or need any assistance in voting your shares, please call the company assisting us in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Sincerely,

LOGO
James C. Morgan

3050 Bowers Avenue                      Mailing Address:
Santa Clara, California 95054           Applied Materials, Inc.
Phone: (408) 727-5555                   P.O. Box 58039
FAX: (408) 496-6421                     Santa Clara, California 95052
Telex: 34-6332

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           WEDNESDAY, MARCH 31, 1999
                                  AT 3:00 P.M.

To the Stockholders:

     The Annual Meeting of Stockholders of Applied Materials, Inc. will be held at the Westin Hotel, Santa Clara Ballroom, 5101 Great America Parkway, Santa Clara, California on Wednesday, March 31, 1999 at 3:00 p.m. for the following reasons:

     1. To elect nine directors to serve for a one-year term and until their successors have been elected and qualified.

     2. To approve an amendment of the Employee Stock Purchase Plan to increase the number of shares issuable thereunder by 8,000,000 shares.

     3. To vote on a stockholder proposal to amend the Bylaws of Applied Materials, Inc., so as to require stockholder approval to adopt a new stockholder rights plan or to renew its existing rights plan.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on Monday, February 1, 1999 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at the Company's offices at 2881 Scott Boulevard, Santa Clara, California, for ten days prior to the meeting.

                                          By Order of the Board of Directors

                                          Donald A. Slichter
                                          Secretary

Santa Clara, California
February 22, 1999

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                            APPLIED MATERIALS, INC.
                               3050 BOWERS AVENUE
                         SANTA CLARA, CALIFORNIA 95054

                                PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Applied Materials, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m. on March 31, 1999, and at any adjournment or postponement thereof (the "Annual Meeting" or "Meeting"), for the reasons set forth in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on February 1, 1999 are entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had outstanding 373,206,480 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the nine directors proposed by the Board unless the authority to vote for the election of directors (or for any one or more nominees) is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the amendment of the Company's Employee Stock Purchase Plan (the "Plan") and AGAINST the stockholder proposal to amend the Bylaws of the Company. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy or by attendance at the Meeting and voting in person. Votes will be tabulated by the inspector of elections of the Meeting.

     A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, (i) a plurality vote of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the election of directors and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Meeting and entitled to vote is required for the approval of the amendment of the Plan and the stockholder proposal to amend the Bylaws of the Company. Abstentions are considered shares present and entitled to vote, and therefore have the same legal effect as a vote against a matter presented at the Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes. Accordingly, a broker non-vote will have no effect with respect to any item of this Proxy Statement.

     The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, facsimile transmission and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's Common Stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of the Company by the firm of Innisfree M&A Incorporated, whose fee of $18,000 will be borne by the Company.

     This Proxy Statement was first mailed to stockholders on or about February 22, 1999.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting of Stockholders, a Board of nine directors will be elected, each to hold office until a successor is elected and qualified, or until the death, resignation or removal of the director. Shares represented by the accompanying proxy will be voted for the election of the nine nominees (recommended by the Board of Directors) named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. All nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders on March 17, 1998. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. However, if any nominee is for any reason unable to serve or will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following table sets forth certain information concerning the nominees, based on data furnished by them.

                                                                                               DIRECTOR
          NAME OF NOMINEE            AGE                  PRINCIPAL OCCUPATION                  SINCE
          ---------------            ---                  --------------------                 --------
James C. Morgan....................  60    Chairman of the Board and Chief Executive Officer     1977
                                             of the Company
Dan Maydan.........................  63    President of the Company and Former Chairman of       1992
                                             Applied Komatsu Technology, Inc.
Michael H. Armacost*...............  61    President of The Brookings Institution                1993
Deborah A. Coleman*................  46    Chair and Chief Executive Officer of Merix            1997
                                           Corporation
Herbert M. Dwight, Jr.**...........  68    Retired Chairman and Chief Executive Officer of       1981
                                           Optical Coating Laboratory, Inc.
Philip V. Gerdine*.................  59    Retired Executive Director (Overseas Acquisitions)    1976
                                             of Siemens AG
Tsuyoshi Kawanishi*................  69    Senior Adviser to Toshiba Corporation                 1994
Paul R. Low**......................  65    Chief Executive Officer of P.R.L. Associates          1992
Alfred J. Stein**..................  66    Chairman and Chief Executive Officer of VLSI          1981
                                             Technology, Inc.

---------------
*  Member of Audit Committee

** Member of Stock Option and Compensation Committee

     There is no family relationship between any of the foregoing nominees or between any of such nominees and any of the Company's executive officers. The Company's executive officers serve at the discretion of the Board of Directors.

     James C. Morgan has been Chairman of the Board of the Company since 1987 and Chief Executive Officer of the Company since February 1977. Mr. Morgan is a director of Cisco Systems, Inc.

     Dan Maydan has been President of the Company since December 1993. He served as a Chairman of Applied Komatsu Technology, Inc. (formerly Applied Display Technology, Inc.) from December 1991 through October 23, 1998. From 1990 to December 1993, he was Executive Vice President of the Company. Dr. Maydan is a director of Electronics for Imaging, Inc. and Drexler Technology Corporation.

     Michael H. Armacost has been President of The Brookings Institution, a nonpartisan public policy research organization, since October 1995. In May 1998 he joined IBM's Asia-Pacific Board, which is an advisory council to IBM's Asia-Pacific operations. From September 1993 through September 1995, he was a Distinguished Senior Fellow and Visiting Professor at the Asia-Pacific Research Center, Stanford University. From 1989 to 1993, he was the U.S. Ambassador to Japan. Mr. Armacost is a director of TRW, Inc., AFLAC Incorporated and Cargill, Incorporated.

     Deborah A. Coleman has been Chair and Chief Executive Officer of Merix Corporation, a manufacturer of interconnect solutions for use in electronic equipment, since April 1994. From November 1992 through March 1994, she was the Vice President of Materials Operations at Tektronix, Inc. Ms. Coleman is a director of Synopsys, Inc.

     Herbert M. Dwight, Jr. served as Chairman and Chief Executive Officer of Optical Coating Laboratory, Inc., a manufacturer of optical thin films and components, from 1991 until his retirement in 1998. Mr. Dwight is a director of Applied Magnetics Corporation, Optical Coating Laboratory, Inc. and Advanced Fiber Communications, Inc.

     Philip V. Gerdine served as Executive Director (Overseas Acquisitions) of Siemens AG, Munich, Germany, a manufacturer of electrical and electronic products, from 1990 until his retirement in 1998. Dr. Gerdine is a director of Solectron Corporation.

     Tsuyoshi Kawanishi has been Senior Adviser to Toshiba Corporation, a manufacturer of electrical and electronic products, since June 1994, and Chairman of the Management Board of the Institute of Microelectronics since June 1996. From June 1990 to June 1994, he was Senior Executive Vice President and a member of the Board of Directors of Toshiba Corporation. Mr. Kawanishi is a director of Chartered Semiconductor Manufacturing Ltd., Asyst Technologies, Inc. and Advanpack Solutions Pte., Ltd.

     Paul R. Low has been Chief Executive Officer of P.R.L. Associates, a consulting firm, since July 1992. Dr. Low is a director of Solectron Corporation, Veeco Instruments Inc., VLSI Technology, Inc., and Xionics Document Technologies, Inc.

     Alfred J. Stein has been Chairman and Chief Executive Officer of VLSI Technology, Inc., a manufacturer of semiconductor devices, since March 1982. Mr. Stein is a director of Tandy Corporation.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors met eight times during fiscal 1998. Standing committees of the Board include an Audit Committee, which met three times during fiscal 1998, and a Stock Option and Compensation Committee, which met four times during fiscal 1998. There is no nominating committee. Potential nominees are interviewed by outside directors, who submit their recommendations to the Board.

     The Audit Committee is comprised of Messrs. Gerdine (Chairman), Armacost and Kawanishi, and Ms. Coleman. Messrs. Low and Stein are alternate members. All members and alternate members are non-employee directors. Pursuant to the Audit Committee Charter, the Committee addresses on a regular basis matters that include, among other things, (1) making recommendations to the Board of Directors regarding the appointment of independent auditors, (2) reviewing with Company financial management the plans for, and results of, the independent audit engagement, (3) reviewing the adequacy of the Company's system of internal accounting controls, (4) monitoring the Company's internal audit program to assure that areas of potential risk are adequately covered, and (5) reviewing legal and regulatory matters that may have a material effect on the Company's financial statements.

     The Stock Option and Compensation Committee is comprised of Messrs. Dwight (Chairman), Low and Stein. Alternate members include Mr. Armacost and Ms. Coleman. All members and alternate members are non-employee directors. The Committee's primary functions are to determine remuneration policies applicable to the Company's executive officers and to determine the bases of the compensation of the Chief Executive Officer, including the factors and criteria on which such compensation is to be based. The Committee also administers the Company's 1995 Equity Incentive Plan (the "1995 Plan") and Senior Executive Bonus Plan.

     No incumbent director during fiscal 1998 attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which the individual has been a director) and (2) the total number of meetings held by all committees of the Board on which the director served, with the exception of Mr. Kawanishi who attended all of the Company's regularly scheduled Board meetings, but did not attend three special meetings of the Board.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company do not receive any additional compensation for their services as a director. During fiscal 1998, directors who were not officers of the Company received a quarterly retainer of $3,000 for the first fiscal quarter of 1998. In the second fiscal quarter of 1998, and for each fiscal quarter thereafter, directors who were not officers of the Company were paid a quarterly retainer fee of $3,750, in accordance with a $750 increase in the quarterly retainer approved at the December 10, 1997 meeting of the Stock Option and Compensation Committee. The Company also paid such directors a fee of $2,000 for each Board meeting attended and a fee of $500 for each committee meeting attended if the committee met on a day other than the day the Board met. Mr. Kawanishi received an additional $1,200 for each Board meeting. Directors are reimbursed for out-of-pocket costs incurred in connection with attending meetings, and directors who are not residents of California are reimbursed for the costs of preparing California tax returns. Mr. Kawanishi is also reimbursed for the costs of preparing a U.S. federal tax return.

     Directors who are not officers of the Company participate in one equity incentive plan, the 1995 Plan, which was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders. Under the 1995 Plan, options to purchase 20,000 shares of the Company's Common Stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors. Thereafter, each such director is automatically granted options to purchase 6,000 shares on the last business day of each fiscal year, provided that such automatic option grants are made only if the director was on the Board of Directors for the entire fiscal year then ending (including the last business day of the fiscal year) and was not an employee of the Company or any affiliate for any part of the fiscal year then ending. The exercise price for all non-employee director options granted under the 1995 Plan is 100% of the fair market value of the shares on the grant date. All such options become exercisable over a four-year period, assuming continued service on the Board of Directors. The options expire no later than five years after the date of grant (up to six years in the event of the director's death).

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains certain information regarding beneficial ownership of the Company's Common Stock as of November 1, 1998 by (i) each of the Company's current directors, (ii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (the five officers shall be referred to as the "Named Executive Officers"), and (iii) all directors and executive officers as a group. No person was known by the Company to own 5% or more of the Company's Common Stock as of November 1, 1998.

                                                           SHARES BENEFICIALLY
                                                                  OWNED
                                                          ---------------------
         DIRECTORS AND NAMED EXECUTIVE OFFICERS           NUMBER(1)     PERCENT
         --------------------------------------           ---------     -------
NON-EMPLOYEE DIRECTORS:
  Michael H. Armacost...................................    100,500(2)    *
  Deborah A. Coleman....................................     12,000(3)    *
  Herbert M. Dwight, Jr. ...............................     91,500(4)    *
  Philip V. Gerdine.....................................    114,100(5)    *
  Tsuyoshi Kawanishi....................................     41,500(6)    *
  Paul R. Low...........................................     40,500(7)    *
  Alfred J. Stein.......................................     70,500(8)    *

NAMED EXECUTIVE OFFICERS:
  James C. Morgan.......................................  1,801,693(9)    *
  Dan Maydan............................................    854,465(10)   *
  Joseph R. Bronson.....................................     83,656(11)   *
  Sasson Somekh.........................................    997,894(12)   *
  David N.K. Wang.......................................    812,685(13)   *

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (12 PERSONS)..........................................  5,020,993(14) 1.36 %

---------------
  *  Less than 1%

 (1) Represents shares held directly and with sole voting and investment power or with voting and investment power shared with a spouse.

 (2) Includes options to purchase 92,100 shares of Common Stock exercisable by Mr. Armacost within 60 days of November 1, 1998.

 (3) Includes options to purchase 12,000 shares of Common Stock exercisable by Ms. Coleman within 60 days of November 1, 1998.

 (4) Includes options to purchase 40,500 shares of Common Stock exercisable by Mr. Dwight within 60 days of November 1, 1998.

 (5) Includes options to purchase 40,500 shares of Common Stock exercisable by Dr. Gerdine within 60 days of November 1, 1998.

 (6) Includes options to purchase 41,500 shares of Common Stock exercisable by Mr. Kawanishi within 60 days of November 1, 1998.

 (7) Includes options to purchase 40,500 shares of Common Stock exercisable by Dr. Low within 60 days of November 1, 1998.

 (8) Includes options to purchase 28,500 shares of Common Stock exercisable by Mr. Stein within 60 days of November 1, 1998.

 (9) Includes options to purchase 576,000 shares of Common Stock exercisable by Mr. Morgan within 60 days of November 1, 1998.

(10) Includes options to purchase 200,000 shares of Common Stock exercisable by Dr. Maydan within 60 days of November 1, 1998.

(11) Includes options to purchase 57,000 shares of Common Stock exercisable by Mr. Bronson within 60 days of November 1, 1998.

(12) Includes options to purchase 336,000 shares of Common Stock exercisable by Dr. Somekh within 60 days of November 1, 1998.

(13) Includes options to purchase 336,000 shares of Common Stock exercisable by Dr. Wang within 60 days of November 1, 1998.

(14) Includes options to purchase 1,800,600 shares of Common Stock exercisable by directors and Named Executive Officers within 60 days of November 1, 1998.

EXECUTIVE COMPENSATION

     The following table contains information concerning compensation earned by the Named Executive Officers for services rendered to the Company and its subsidiaries in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                             ---------------------------   ---------------------------------
                                                                                    AWARD            PAYOUTS
                                                                  OTHER    -----------------------   -------
                                                                 ANNUAL    RESTRICTED   SECURITIES                   ALL
                                                                 COMPEN-     STOCK      UNDERLYING    LTIP          OTHER
             NAME AND               FISCAL   SALARY     BONUS    SATION      AWARDS      OPTIONS     PAYOUTS   COMPENSATION(1)
        PRINCIPAL POSITION           YEAR      ($)       ($)       ($)        ($)          (#)         ($)           ($)
        ------------------          ------   -------   -------   -------   ----------   ----------   -------   ---------------
James C. Morgan...................   1998    747,914   264,190      0          0          80,000        0            7,200
  Chairman of the Board and          1997    671,539   602,640      0          0         160,000        0            6,750
  Chief Executive Officer            1996    645,136   919,215      0          0         140,000        0            6,750
Dan Maydan........................   1998    571,323   201,812      0          0          70,000        0          107,656(2)
  President of the Company           1997    508,094   460,350      0          0         140,000        0            6,750
  and Former Chairman of Applied     1996    476,586   683,144      0          0         110,000        0            4,457
  Komatsu Technology, Inc.
Joseph R. Bronson.................   1998    363,077   135,900      0          0          40,000        0            4,077
  Senior Vice President,             1997    271,154   486,000      0          0          44,000        0            3,779
  Office of the President,           1996    239,531   282,670      0          0          88,000        0          102,784(3)
  Chief Financial Officer and
  Chief Administrative Officer
Sasson Somekh.....................   1998    394,732   139,433      0          0          40,000        0            4,051
  Senior Vice President,             1997    348,077   318,060      0          0          80,000        0            3,742
  Office of the President            1996    322,596   459,608      0          0          70,000        0            3,562
David N.K. Wang...................   1998    394,732   139,433      0          0          40,000        0            4,051
  Senior Vice President,             1997    348,077   318,060      0          0          80,000        0            3,742
  Office of the President            1996    322,596   459,608      0          0          70,000        0            3,562

---------------
(1) Unless otherwise indicated, the amounts in this column consist of matching contributions made by the Company under the Employee Savings and Retirement Plan, a "401(k)" plan providing for broad-based employee participation.

(2) This amount consists of the Company's matching contribution of $7,200 under the Employee Savings and Retirement Plan, a payment of $99,856 in relation to a bonus payment to Dr. Maydan further described under the section of the Proxy Statement entitled "Loans to Management" and a payment of $600 to Dr. Maydan as part of the Company's Patent Incentive Award Program.

(3) This amount consists of the Company's matching contribution of $3,562 under the Employee Savings and Retirement Plan; and $99,222 paid to Mr. Bronson in connection with housing costs related to his role as Group Vice President, Worldwide Manufacturing Operations, a position which required frequent and extended trips to the Company's facility in Austin, Texas.

     The following table contains information concerning the grant of stock options to the Named Executive Officers during fiscal 1998 under the Company's 1995 Plan:

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZABLE
                            ----------------------------------------------------       VALUE AT ASSUMED
                            NUMBER OF     % OF TOTAL                                    ANNUAL RATES OF
                            SECURITIES     OPTIONS                                 STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO                                    FOR OPTION TERM
                             OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION   -------------------------
           NAME             GRANTED(#)   FISCAL YEAR    PRICE($/SH)      DATE          5%           10%
           ----             ----------   ------------   -----------   ----------   ----------   ------------
James C. Morgan...........    80,000         0.30%         29.75       01/15/05      968,899      2,257,947
Dan Maydan................    70,000         0.26%         29.75       01/15/05      847,787      1,975,703
Joseph R. Bronson.........    40,000         0.15%         29.75       01/15/05      484,450      1,128,973
Sasson Somekh.............    40,000         0.15%         29.75       01/15/05      484,450      1,128,973
David N.K. Wang...........    40,000         0.15%         29.75       01/15/05      484,450      1,128,973

---------------
(1) The stock options in this table were granted in January 1998 and have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. For each grant, 100% of the options become exercisable on July 15, 2001, assuming continued employment with the Company.

     The Company has not granted stock appreciation rights.

     The following table contains information concerning (i) the exercise of stock options by the Named Executive Officers during fiscal 1998 and (ii) unexercised stock options held by the Named Executive Officers as of the end of fiscal 1998:

             AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT               IN-THE-MONEY OPTIONS
                               SHARES                         FISCAL YEAR END(#)           AT FISCAL YEAR END($)
                              ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             --------------   -----------   -----------   -------------   -----------   -------------
James C. Morgan..........           0                0      576,000        380,000      13,968,000      5,156,250
Dan Maydan...............           0                0      200,000        320,000       4,687,500      4,318,750
Joseph R. Bronson........      15,000          324,375       57,000        128,000       1,335,938      1,779,000
Sasson Somekh............           0                0      336,000        190,000       8,239,000      2,578,125
David N.K. Wang..........     202,300        6,132,807      336,000        190,000       8,239,000      2,578,125

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this Report shall not be incorporated by reference into any such filings.

     Compensation Philosophy. In developing the Company's executive compensation policies, the Stock Option and Compensation Committee (the "Committee") has two principal objectives: (1) attracting, rewarding and retaining officers who possess outstanding talent, and (2) motivating the officers to achieve short-term and long-term corporate objectives that enhance stockholder value. Accordingly, the Committee adopted the following overriding policies:

     - The Company will pay compensation that is competitive with the practices of other leading high technology companies;

     - A significant portion of the officers' compensation will depend upon the achievement of challenging performance goals for the Company and its various business units and officers; and

     - The Company will align the interests of its officers with those of the Company's stockholders -- therefore, stock options will constitute a significant portion of compensation.

     Total Annual Compensation. Each officer's target total annual compensation (that is, salary plus bonus) is determined after reviewing independent survey data on the compensation paid to officers at a group of approximately 20 companies in the high technology industry. These companies strenuously compete with the Company for executive talent and/or have revenues comparable to the Company's revenues. The Company's goal is to set total target annual compensation at a level that is near the median level for the officers at the surveyed companies.

     Bonuses. The target bonus for each officer depends on his or her potential impact on the Company's operating and financial results. Target bonuses for business unit executives generally range from 65 - 75% of annual salary. Target bonuses for staff executives generally equal 50 - 65% of annual salary.

     The actual bonus (that is, the percentage of the target bonus) that any officer (other than the Named Executive Officers) actually receives depends on the achievement of business unit objectives and financial performance goals for the Company. Typical business unit objectives include both financial and operating goals, including, for example, increasing profitability, customer satisfaction and market share, and growing controllable profit and gross margin.

     For each year, the performance goals are set in light of general business conditions and the Company's strategies for the year. For fiscal 1998, the Committee directed Company management to determine the performance targets for the officers other than Named Executive Officers, using a philosophy approved by the Committee. The Committee developed and approved the specific performance targets for the Named Executive Officers, as described in the following paragraph.

     Fiscal 1998 bonuses for Mr. Morgan, Dr. Maydan, Mr. Bronson, Dr. Somekh and Dr. Wang (that is, the Named Executive Officers) were paid pursuant to the Company's Senior Executive Bonus Plan (the "Bonus Plan"). Bonuses are paid under the Bonus Plan only if performance goals that the Committee sets at the beginning of the fiscal year are achieved. Under the Bonus Plan, the performance goals require the achievement of specific targets for one or more of the following: (1) annual revenue, (2) controllable profits, (3) customer satisfaction management by objective ("MBO") goals, (4) earnings per share, (5) individual MBOs, (6) net income, (7) new orders, (8) pro forma net income, (9) asset management, or (10) return on sales. For fiscal 1998, the Committee chose two equally weighted performance goals: (a) growth in the Company's annual revenue, and (b) achievement of certain levels of return on sales (that is, the Company's net income as a percentage of the Company's annual sales).

     Stock Options. The Committee strongly believes that stock options motivate the officers to maximize stockholder value and to remain in the Company's employ despite a very competitive labor market. All Company stock options have a per share exercise price equal to the fair market value of the Company's stock on the grant date. The number of options granted to each officer and each option's vesting schedule are determined based on the executive's position at the Company, his or her individual performance, the number of options the executive already holds and other factors, including an estimate of the potential value of the options. In fiscal 1998, the Committee made these determinations for the Named Executive Officers and other senior officers, and for any other individual granted options covering more than 25,000 shares. For all other grants, the Chief Executive Officer (that is, Mr. Morgan) made these determinations, in consultation with the Company's Human Resources organization.

     Compensation of Chief Executive Officer. During fiscal 1998, Mr. Morgan received a salary of $747,914 and his target bonus under the Bonus Plan was 75% of his annual salary. In setting Mr. Morgan's target bonus, the Committee considered its belief that Mr. Morgan, as Chief Executive Officer, significantly and directly influences the Company's overall performance. Mr. Morgan's actual bonus was determined according to a formula, based on the extent to which the Company exceeded or fell short of the specified performance goals (which, as described under "Bonuses" above, required the Company to achieve certain levels of annual revenue and return on sales). Actual performance for fiscal 1998 fell short of the performance goals. Accordingly, Mr. Morgan's bonus was $264,190, which equaled approximately 35% of his fiscal 1998 salary.

     Tax Deductibility of Executive Compensation. Under section 162(m) of the Internal Revenue Code the Company generally receives a federal income tax deduction for compensation paid to any of its Named Executive Officers only if the compensation is less than $1 million during any fiscal year or is "performance-based" under section 162(m). Both the Company's 1995 Equity Incentive Plan and the Bonus Plan permit the Committee to pay compensation that is "performance-based" and thus fully tax-deductible by the Company. The Committee currently intends to continue seeking a tax deduction for all of the Company's executive compensation, to the extent consistent with the best interests of the Company.

                                          Herbert M. Dwight, Jr.
                                          Paul R. Low
                                          Alfred J. Stein

COMPANY STOCK PERFORMANCE

     The following graph shows a five-year comparison of cumulative total return for the Company's stock, the Standard & Poor's 500 Composite Index and the Hambrecht & Quist Semiconductor Index, which is a published industry index. The Hambrecht & Quist Semiconductor Index contains 37 companies in the semiconductor and semiconductor equipment industries. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, this graph shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG APPLIED MATERIALS, INC., THE HAMBRECHT & QUIST
                   SEMICONDUCTOR INDEX AND THE S&P 500 INDEX

                                                 APPLIED MATERIALS, INC.        H&Q SEMICONDUCTOR                S&P 500
                                                 -----------------------        -----------------                -------
'10/31/93'                                               100.00                      100.00                      100.00
'10/30/94'                                               165.00                      127.00                      104.00
'10/29/95'                                               311.00                      221.00                      130.00
'10/27/96'                                               170.00                      182.00                      160.00
'10/26/97'                                               423.00                      288.00                      219.00
'10/25/98'                                               431.00                      237.00                      252.00

     --------------------
     * $100 Invested on 10/31/93 in Stock or Index -- Including Reinvestment of Dividends.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1998, non-employee directors Herbert M. Dwight, Jr., Paul R. Low and Alfred J. Stein served as members of the Stock Option and Compensation Committee. None of the Stock Option and Compensation Committee members or Named Executive Officers have any relationship that must be disclosed under this caption.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of such forms that it received, or written representations from reporting persons that no Forms 5 were required for such persons, the Company believes that, during fiscal 1998, all Section 16(a) filing requirements were satisfied on a timely basis.

LOANS TO MANAGEMENT

     Dan Maydan was a Chairman of Applied Komatsu Technology, Inc. ("AKT"), a joint venture corporation 50% owned by the Company and 50% owned by Komatsu Ltd., a Japanese corporation. Pursuant to the AKT Executive Incentive Stock Purchase Plan ("EIP"), in fiscal 1994, the Company and Komatsu Ltd. each lent Dr. Maydan $185,500 to purchase shares of non-voting convertible preferred stock of AKT. The terms of the loan between Dr. Maydan and the Company call for interest at the rate of 7.16% to be paid on an annual basis, with a balloon principal payment to be paid January 31, 2004. Unpaid interest is added to the principal balance upon which interest is calculated. The loan is secured by the shares purchased. At the March 16, 1998 meeting of the Stock Option and Compensation Committee, the Committee approved a bonus payment to Dr. Maydan in an amount of $99,856 to offset interest accrued on the loans through October 31, 1997. This bonus payment was similar to payments made by AKT to its employees participating in the AKT Executive Incentive Stock Purchase Plan. As a result of the bonus payment to Dr. Maydan, the outstanding principal amount of the loan from the Company on October 25, 1998 was $200,767 while the largest principal amount of the loan outstanding during fiscal 1998 was $244,273.

        ITEM 2 -- ADOPTION OF AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

     The Company's Employee Stock Purchase Plan (the "Plan") provides eligible employees of the Company and its participating subsidiaries with the opportunity to purchase shares of Common Stock of the Company through convenient payroll deductions.

     At the 1992 Annual Meeting the stockholders voted for the adoption of an amended and restated Plan that increased the maximum number of shares issuable thereunder to a total of 4,800,000 shares.

     The Board has determined that, in order to give the Company the ability to continue to attract and retain the talented employees necessary for the Company's continued growth and success, the number of shares issuable under the Plan should be increased. Therefore, the Board proposes to increase the number of shares under the Plan by 8,000,000 shares.

PURPOSE

     The purpose of the Plan is to encourage ownership of Common Stock of the Company by all eligible employees and to provide incentives for them to exert maximum efforts for the success of the Company and its affiliates. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

ELIGIBILITY TO PARTICIPATE

     Most employees of the Company and its participating subsidiaries are eligible to elect to participate in the Plan. However, an employee is not eligible if he or she has the right to acquire five percent or more of the voting stock of the Company or of any subsidiary of the Company. Also, an employee is not eligible if he or she normally is scheduled to work less than or equal to twenty hours per week or five months per calendar year. Currently only U.S. employees are eligible to participate in the Plan. A separate similar stock purchase plan is available to eligible employees outside the U.S. As of November 30, 1998, there were 9,016 employees participating in the Plan.

ADMINISTRATION, AMENDMENT AND TERMINATION

     The Board has delegated the authority to administer the Plan to the Stock Option and Compensation Committee (the "Committee") of the Board of Directors of the Company. The members of the Committee serve at the pleasure of the Board.

     Subject to the terms of the Plan, the Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Plan, including the power to designate the subsidiaries of the Company which will be permitted to participate in the Plan. The Committee also may establish a waiting period (not to exceed two years) before new employees may become eligible for the Plan. The Committee may make whatever rules, interpretations, and computations, and take any other actions to administer the Plan that it considers appropriate to promote the Company's best interests and to ensure that the Plan remains qualified under Section 423 of the Internal Revenue Code. The Committee may delegate one or more ministerial duties in the administration of the Plan.

     The Company's Board of Directors, in its sole discretion, may amend or terminate the Plan at any time for any reason. The Plan, unless sooner terminated, will terminate on March 10, 2002.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PLAN

     A maximum of 9,660,106 shares of Common Stock will be available for issuance pursuant to the Plan if this Amendment is adopted. Shares sold under the Plan may be newly issued shares or treasury shares. In the event of any stock split or other change in the capital structure of the Company, appropriate adjustments will be made in the number, kind and purchase price of the shares available for purchase under the Plan.

ENROLLMENT AND CONTRIBUTIONS

     Eligible employees voluntarily elect whether or not to enroll in the Plan. Employees join for an enrollment period of six months. Employees who have joined the Plan are automatically re-enrolled for additional rolling six-month periods; provided, however, that an employee may cancel his or her enrollment at any time (subject to Plan rules).

     Employees contribute to the Plan through payroll deductions. Participating employees generally may contribute up to 10% of their eligible compensation through after-tax payroll deductions. From time to time, the Committee may establish a lower maximum permitted contribution percentage, change the definition of eligible compensation, or change the length of the enrollment periods (but in no event may any enrollment period exceed 27 months). After an enrollment period has begun, an employee may increase or decrease his or her contribution percentage (subject to Plan rules).

PURCHASE OF SHARES

     On the last business day of each six-month enrollment period, each participating employee's payroll deductions are used to purchase shares of Common Stock for the employee. The price of the shares purchased will be 85% of the lower of (1) the stock's market value on the first day of the six-month enrollment period, or (2) the stock's market value on the last day of the enrollment period. Market value under the Plan means the closing price of the Common Stock on the Nasdaq/National Market for the day in question. However, during any single year, no employee may purchase more than $25,000 of Common Stock under the Plan (based on market value on the applicable enrollment date(s)).

TERMINATION OF PARTICIPATION

     Participation in the Plan terminates when a participating employee's employment with the Company ceases for any reason, the employee withdraws from the Plan, or the Plan is terminated or amended such that the employee no longer is eligible to participate.

NUMBER OF SHARES PURCHASED BY CERTAIN INDIVIDUALS AND GROUPS

     Given that the number of shares that may be purchased under the Plan is determined, in part, on the stock's market value on the first and last day of the enrollment period and given that participation in the Plan is voluntary on the part of employees, the actual number of shares that may be purchased by any individual is not determinable. The following table sets forth (a) the aggregate number of shares of the Company's Common Stock which were purchased under the Plan during fiscal 1998, and (b) the average per share purchase price paid for such shares.

                                                                 NUMBER OF       AVERAGE PER SHARE
                NAME OF INDIVIDUAL OR GROUP                   SHARES PURCHASED    PURCHASE PRICE
                ---------------------------                   ----------------   -----------------
James C. Morgan.............................................           468            $27.20
Dan Maydan..................................................           468            $27.20
Joseph R. Bronson...........................................           470            $27.20
Sasson Somekh...............................................           468            $27.20
David N.K. Wang.............................................           468            $27.20
All executive officers, as a group..........................         2,342            $27.20
All directors who are not executive officers, as a                     N/A               N/A
  group(1)..................................................
All employees who are not executive officers, as a group....     1,436,944            $27.55

---------------
(1) Directors who are not employees of the Company are not eligible to participate in the Plan.

TAX ASPECTS

     Based on management's understanding of current federal income tax laws, the tax consequences of the purchase of shares of Common Stock under the Plan are as follows:

     An employee will not have taxable income when the shares of Common Stock are purchased for him or her, but the employee generally will have taxable income when the employee sells or otherwise disposes of stock purchased through the Plan.

     For shares which are not disposed of until more than 24 months after the enrollment date under which the shares were purchased (the "24-month holding period"), gain up to the amount of the discount (if any) from the market price of the stock on the enrollment date (or re-enrollment date) is taxed as ordinary income. Any additional gain above that amount is taxed at long-term capital gain rates. If, after the 24-month holding period, the employee sells the stock for less than the purchase price, the difference is a long-term capital loss. Shares sold within the 24-month holding period are taxed at ordinary income rates to the extent of the discount received from the stock's market price on the purchase date. Any additional gain (or loss) is taxed to the stockholder as long-term or short-term capital gain (or loss). The purchase date begins the holding period for determining whether the gain (or loss) is short-term or long-term.

     The Company will receive a deduction for federal income tax purposes for the ordinary income an employee must recognize when he or she disposes of stock purchased under the Plan within the 24-month holding period. The Company will not receive such a deduction for shares disposed of after the 24-month holding period.

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
                 AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN.

                         ITEM 3 -- STOCKHOLDER PROPOSAL

     The State of Wisconsin Investment Board ("SWIB"), P.O. Box 7842, Madison, WI 53707-7842, beneficial owner of 983,200 shares of Common Stock as of October 8, 1998, has advised the Company that it intends to introduce the following resolution at the Company's 1999 Annual Meeting for the reasons given:

     "WHEREAS, Applied Materials Inc. (the Company) through its Board of Directors, has adopted a shareholder rights plan, dated June 14, 1989; and

     WHEREAS, such shareholder rights plan is expiring on June 13, 1999; and

     WHEREAS, the Board of Directors has the authority to adopt a new shareholder rights plan or amend or rescind the existing plan;

     NOW THEREFORE, BE IT RESOLVED:

     Pursuant to the authority of shareholders to change bylaws, the following bylaw shall be added to the Bylaws of Applied Materials, Inc.: Treatment of Shareholder Rights Plans. The Board of Directors shall not change the expiration date of the shareholder rights plan or adopt any new shareholder rights plan, without the approval of such actions by the holders of a majority of the issued and outstanding shares. If this bylaw is amended or rescinded by the Board of Directors, then notwithstanding anything in these bylaws to the contrary, holders of 10% of the outstanding shares may by notice to the Company secretary, call a special meeting of stockholders to be held on a date designated by such 10% holders, to vote on a proposal to repeal such action taken by the Board. Such notice shall be deemed to meet the requirements of Section 2.5 of these bylaws. Further, any amendment to the current shareholder rights plan extending the expiration date and any new shareholder rights plan adopted by the Board of Directors after October 8, 1998, are hereby repealed and rescinded as of the date this bylaw is adopted.

                              SUPPORTING STATEMENT

     If the shareholder rights plan ("poison pill") is not designed properly, the poison pill may be used to block offers that are in the best interests of the shareholders. Therefore, adoption or renewal of the poison pill should be conditioned on shareholder approval. Further, shareholders should have the opportunity to vote periodically on the continuation of the poison pill.

     We believe that the current Applied Materials, Inc. shareholder rights plan dated June 14, 1989 is not designed properly. Companies extending their poison pills should adopt a new type of poison pill that allows shareholders the opportunity to hold a referendum on any offer to acquire control of the company. If shareholders vote that the offer is in their best interests, the Board of Directors would be required to stop using the pill to block the offer. Meanwhile, there would be ample time for the Board to develop superior alternatives for shareholders.

     This bylaw would have the effect of requiring the Company's Board of Directors to seek stockholder approval before renewing the existing poison pill or adopting a new poison pill. If the Board of Directors unilaterally extends the expiration date of the existing poison pill, or adopts a new plan before this bylaw is adopted, the bylaw would repeal such action by the Board."

              STATEMENT BY THE BOARD IN OPPOSITION TO THE PROPOSAL

INTRODUCTION

     Your Board of Directors ("Board") opposes SWIB's proposal for several reasons. First, the proposed bylaw would significantly limit the Board's ability to negotiate effectively with a potential hostile acquiror and to preserve and maximize value for all stockholders. This proposal, for example, would restrict the Company's flexibility in responding to acquisition offers -- friendly and hostile alike -- by preventing the Board from quickly and unilaterally extending the current Stockholder Rights Plan ("Rights Plan"), which is scheduled to expire in June 1999, or adopting a new rights plan. In the supporting statement accompanying its proposal, SWIB states that any new stockholder rights plan should provide for "a [stockholders'] referendum on any offer to acquire control of the company." In the Board's view, a new or extended rights plan which allows stockholders the opportunity to hold a referendum on any offer to acquire the Company, as favored by SWIB, would further curtail the Board's ability to respond to a takeover bid.

     Second, as to any extension of the current Rights Plan, or any new stockholder rights plan, your Board intends to require periodic review of such plan by independent directors. Your Board believes that this approach is preferable to the proposed ongoing requirement that stockholders approve any extension of the current Rights Plan or adoption of any new stockholder rights plan.

     Lastly, your Board believes, based upon the opinion of counsel discussed below, that the SWIB bylaw, if adopted, would be legally invalid. Counsel's opinion advises that SWIB's proposed bylaw amendment impermissibly would interfere with the Board of Directors' full authority to manage the business and affairs of the Company. Such counsel further advises that, although stockholders have a right to amend a Delaware corporation's bylaws in certain instances, the extensive body of Delaware court decisions regarding rights plans and directors' fiduciary duties is inconsistent with the concept of stockholder-dictated action controlling the use of a rights plan, such as a bylaw adopted by stockholders. The opinion notes, however, that no Delaware court has ruled upon the validity of a bylaw of the kind proposed by SWIB.

     Your Board's commitment has always been, and always will be, to serve the best interests of all of our stockholders. Your Board embraces its legal responsibility to manage the business and affairs of the Company, including protecting stockholder interests and maximizing stockholder value in the event that a takeover bid is made for the Company. To this end, your Board believes that a stockholder rights plan, which the Board may adopt and amend without stockholder approval, provides the Board with the ability and flexibility to respond to a takeover bid in beneficial ways not available to individual stockholders. Thus, your Board believes that a requirement that stockholders approve any new rights plan or extension of the expiration date of the current Rights Plan severely undermines the Board's ability to discharge its legal responsibilities and advance stockholder interests.

     The Board is well aware of the concerns that some stockholders have expressed about the possible abuse of stockholder rights plans by other companies. The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders nor is it intended as a deterrent to proxy contests initiated by stockholders. Further, your Board has decided that any extension of the Rights Plan or any new rights plan will include, as discussed below, increased oversight by the Company's independent directors.

     The true test of the benefits of the Rights Plan is how your Board uses it. Therefore, the real issue posed by SWIB's proposal is whether the stockholders can rely upon the Board to perform its fiduciary obligations and utilize this tool properly if and when the need arises. In this regard, your Board believes that stockholders should feel confident about the directors whom they have elected.

     Consistent with the Company's long-standing philosophy that a majority of the Board consist of independent directors -- i.e., those who are neither employees nor officers of the Company -- seven of the Company's current nine directors are independent. All the directors have a broad range of experience in global businesses, finance and academia and have demonstrated their ability to enhance stockholder value. All the directors are keenly aware of their fiduciary duties under Delaware law, which requires that they act in the best interests of the Company and all of the stockholders.

     Your Board will, as fiduciaries, properly consider the interests of all stockholders if the Company should receive a takeover proposal. Further, your Board will employ the Rights Plan and any future stockholder rights plan only in a manner which is in the best interests of all stockholders.

THE RIGHTS PLAN IS A WIDELY ACCEPTED DEFENSE BENEFITING ALL STOCKHOLDERS

     Your Board adopted the Rights Plan in 1989. The Rights Plan is similar to those adopted by approximately 2,200 other domestic corporations. Virtually all of these plans were adopted without stockholder approval.

     The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's long-term value for all stockholders. The Rights Plan allows the Board adequate time and flexibility to negotiate on behalf of the stockholders. It also enhances the Board's ability to negotiate the highest possible bid from a potential acquiror. In addition, the Rights Plan allows the Board to develop alternatives to a takeover bid which may better maximize stockholder value and to preserve the long-term value of the Company for all stockholders. Finally, the Rights Plan protects stockholders from certain abusive takeover practices. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can and, in attempting to do so, may use coercive tactics, partial or two-tiered bids and stock accumulation programs which do not treat all stockholders fairly and equally.

     Critics of stockholder rights plans argue, among other things, that they prevent mergers and takeovers which may be beneficial to stockholders, reduce value that stockholders receive as a result of a merger or takeover, and lead to management entrenchment. Empirical studies demonstrate, however, that rights plans increase the value received by stockholders as a result of mergers. Also, no rights plan has been triggered resulting in an actual loss in value to stockholders.

     Furthermore, seven of the current nine members of your Board of Directors are not employees or consultants to the Company and are independent. Your Board is proud that a 1998 survey by the editors of Fortune demonstrated that from 1987 to 1997 the Company was ranked first of all the Fortune 500 companies based on growth in earnings per share and ranked tenth based on highest total return to investors. In addition, the Board has for years employed governance practices which it believes are examples of good corporate governance.

THE RIGHTS PLAN AFFORDS YOUR BOARD NEGOTIATING LEVERAGE TO MAXIMIZE VALUE

     The Board believes that a stockholder rights plan is essential if the Board is to fulfill its fiduciary duty to act in the best interests of all stockholders. The Board believes that its ability to negotiate effectively with a potential acquiror on behalf of all stockholders is significantly greater than that of the stockholders individually. The Board further believes that it is in the best position to evaluate the adequacy of any potential offer, to develop and implement superior alternatives to a takeover bid and to protect stockholders against potential abuses during a takeover bid. Without a stockholder rights plan, the Company could find itself negotiating with a potential acquiror from a weakened posture, unable to obtain a transaction which maximizes value for stockholders and unable to protect the stockholders from unfair bids.

PROPOSED BYLAW IMPAIRS YOUR BOARD'S ABILITY TO RESPOND TO A TAKEOVER BID

     The Board believes that SWIB's proposed bylaw amendment could impair the Board's ability to respond to a takeover proposal and negotiate on the stockholders' behalf. Confronted with a hostile or unfair takeover, the Board, in all likelihood, would have to move rapidly to safeguard stockholder interests. Should the Board decide that extending the current Rights Plan or implementing a new rights plan is the appropriate response, the proposed bylaw would require stockholder approval for either of these actions. Rapid decision-making and the procedures for a special meeting of stockholders are mutually inconsistent objectives. The extensive time necessary to obtain stockholder approval, including preparation of proxy materials, review by the Securities and Exchange Commission, printing, mailing and allowing an adequate time for solicitation, in many circumstances could result in detrimental delay and possibly loss of an opportunity for the Board to negotiate effectively on behalf of all the stockholders.

     Further, SWIB's proposed bylaw would allow holders of ten percent of the outstanding shares to call a special meeting of stockholders to vote on a proposal to repeal a decision by your Board to amend or rescind this bylaw. In the Board's view, such a time consuming and disruptive procedure also would undermine the Board's ability to respond to a takeover bid in a way which maximizes value for all stockholders. Specifically, the Board believes that this procedure provides a hostile bidder with a platform to pursue a transaction that the Board previously determined not to be in the best interests of the stockholders.

THE RIGHTS PLAN DOES NOT BLOCK FAIR AND EQUITABLE OFFERS

     The Rights Plan is not intended to prevent a takeover on terms that are fair and equitable to all stockholders or deter a proxy contest for control of the Company. In recent years, a number of companies with rights plans have received unsolicited offers and have allowed stockholders to receive tender offers (by rendering their plans inoperative) after their directors were satisfied that the transaction, as negotiated, was fair to and in the best interests of all stockholders. Thus, in the Board's view, other companies' experience indicates that rights plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair to all stockholders.

RIGHTS PLANS INCREASE PREMIUMS PAID AND DO NOT DECREASE THE LIKELIHOOD OF TAKEOVER BIDS

     Studies show that companies with rights plans receive higher takeover premiums than those without such plans. These studies also conclude that rights plans do not decrease the likelihood that takeover bids will be made or completed for companies which implemented such plans.

     A study by J.P. Morgan Securities Inc. of 438 acquisition transactions with an indicated value in excess of $500 million each from 1988 to 1997 concludes that the median acquisition premium (the price paid over the stock price five days before the offer) was 12.2% higher when the acquired company had a stockholder rights plan in place. The acquisition premium on 199 of such acquisitions in which the acquired company had such a plan was 41.9%, compared to 29.7% for 239 transactions involving acquired companies without stockholder rights plans. According to J.P. Morgan, the difference in premiums was significant whether or not the transactions were hostile or friendly, whether or not the financing was all stock, all cash or a combination of stock and cash, and whether or not the indicated acquisition value was greater or less than $1 billion.

     A study by Georgeson & Company, Inc., a leading investor communications firm, after extensive analysis of takeover transactions, found that stockholders of companies with rights plans received $13 billion in additional takeover premiums during the five-year period from 1992-1996, and that stockholders of companies without rights plans gave up $14.5 billion in potential value. The Georgeson study also found that companies with rights plans were at least as likely as companies without rights plans to become takeover targets and that hostile bids for companies with rights plans were less likely to be withdrawn or defeated.

     These empirical studies demonstrate that stockholder rights plans actually increase value to stockholders rather than decrease value as asserted by critics of rights plans.

NEW PLAN WOULD INCREASE THE ROLE OF INDEPENDENT DIRECTORS TO THE BENEFIT OF STOCKHOLDERS

     The current Rights Plan will expire on June 13, 1999. Your Board is committed to implementing and maintaining a new stockholder rights plan ("New Plan") which is consistent with the Board's goal of preserving and maximizing the Company's value for all stockholders. Your Board also intends to include in any New Plan favorable provisions other companies have included in their rights plans. To that end, for example, any New Plan adopted by the Board (or any extension of the existing Rights Plan) would be a "Three-year Independent Director Evaluation" plan, pursuant to which:

     1. The Board would maintain its majority of independent directors.

     2. A Corporate Governance Committee ("Committee") would have the authority to review the New Plan when and as the Committee deems it appropriate, and at least every three years, with authority to recommend to the Board modification of the New Plan or redemption of rights as the Committee determines.

     3. The Committee would be comprised solely of independent directors.

     4. The Committee would set its own agenda, and have the ability to retain its choice of legal counsel, investment bankers and other advisors.

     5. The Committee would be authorized to review: (i) stockholder opinions about the plan; (ii) the research and development and other assets of the Company; (iii) market valuations of the Company's stock; (iv) relative valuations of peer companies; (v) developments in rights plans since adoption of the New Plan or the Committee's last review of the New Plan; (vi) the merger and acquisition market and related financing markets; (vii) developments in academic studies of rights plans and contests for corporate control; and (viii) other factors the Committee deems relevant.

     6. At each review, the Committee would determine whether the New Plan continues to be in the best interests of the Company and all stockholders. If not, the Committee would make its recommendations to the full Board.

     Your Board believes that the foregoing strikes a proper balance between giving the Board the ability to negotiate effectively with a hostile bidder and ensuring an independent and impartial evaluation of any New Plan adopted by the Board and the merits of any bid. The Board further believes that periodic review by independent directors is preferable to a requirement that stockholders approve any new stockholder rights plan and any extension of the current Rights Plan.

A REFERENDUM PROVISION IS DETRIMENTAL TO STOCKHOLDER INTERESTS

     In its supporting statement, SWIB argues that companies should include in their new stockholder rights plans a referendum provision whereby stockholders may vote on whether a rights plan should be removed in order to allow stockholders to accept a takeover bid. Your Board believes that including such a provision in a New Plan would discourage hostile bidders from negotiating with your Board and undermine the Board's ability to discharge its fiduciary duty to maximize value for all stockholders. Also, your Board believes, contrary to SWIB's assertion, that the operation of a referendum provision may interfere with the time the Board needs to develop superior alternatives to a takeover bid.

YOUR BOARD BELIEVES THAT THE PROPOSED BYLAW WOULD BE LEGALLY INVALID IF ADOPTED

     In addition to its belief that SWIB's proposal is ill-advised and against the best interests of the Company's stockholders, the Board believes that the proposed bylaw amendment would be legally invalid if adopted. SWIB's proposal would, through a bylaw amendment, attempt to limit the ability of the Board to manage the business and affairs of the Company. The Company has received an opinion of its special Delaware counsel, Richards, Layton & Finger, to the effect that the bylaw set forth in the SWIB proposal would not be valid under Delaware law. The legal opinion states that, although no Delaware case directly addresses a bylaw such as that embodied in SWIB's proposal, Delaware case law under Section 141(a) of the Delaware General Corporation Law (the "General Corporation Law") has recognized that among the powers conferred upon a board of directors under Section 141(a) is the power to adopt and maintain defensive measures, specifically including a stockholder rights plan, prior to or in response to a takeover proposal.

     The legal opinion received by the Company is based on Section 141(a), which provides that "[t]he business and affairs of every corporation organized under this chapter shall be managed by or under the direction of a board of directors, except as may be otherwise provided in this chapter or in its certificate of incorporation," and on Section 157 of the General Corporation Law, which confers on a corporation's board of directors the authority to issue rights and to establish the terms of such rights. The opinion of the Company's special Delaware counsel notes that both of the foregoing sections provide that the authority of a corporation's board of directors may be limited by the corporation's certificate of incorporation, but that neither section provides that such authority may be limited by a bylaw. The opinion also states that SWIB's proposed bylaw amendment "impermissibly would interfere with the Board of Directors' full authority under Section 141(a) to manage the business and affairs of the Company." Such counsel further believes that, although stockholders have a right to amend a Delaware corporation's bylaws in certain instances pursuant to Section 109(b) of the General Corporation Law, the extensive body of Delaware case law regarding stockholder rights plans is inconsistent with the concept of stockholder-dictated action controlling the use of a stockholder rights plan, such as a bylaw adopted by stockholders pursuant to Section 109(b).

     This legal opinion advises that in a recent decision in Oklahoma, International Brotherhood of Teamsters General Fund v. Fleming Cos., No. 90,185, 1999 WL 35227 (Okla. January 26, 1999), the Oklahoma Supreme Court ruled that a bylaw similar to SWIB's proposed bylaw would be valid under Oklahoma law if adopted by the stockholders of an Oklahoma corporation. This Oklahoma decision, however, is not binding on a Delaware court. Further, the opinion received by the Company concludes that the reasoning and decision of the Oklahoma court would not be persuasive to a Delaware court for a number of reasons.

OTHER DEFENSIVE PROVISIONS ARE NOT A SUBSTITUTE FOR A RIGHTS PLAN

     Stockholders should be aware that, in addition to the Company's Rights Plan, certain provisions of the Company's certificate of incorporation, bylaws and the General Corporation Law could make it more difficult for a third party to acquire the Company on an unsolicited basis. In this regard, the certificate of incorporation includes the following provisions: (a) a 66 2/3% vote is required to approve a "business combination" with a "related person," unless the business combination is approved by the Board or the offer to acquire the Company's shares meets certain "fair price" tests, and (b) stockholders may take no action by written consent. Also, the Company's bylaws provide (a) that special meetings of stockholders may be called only by the Board or the Chairman of the Board or the President of the Company, and (b) for advance notice of any stockholder proposal to nominate directors or present business at stockholders' meetings. Lastly, Section 203 of the General Corporation Law establishes certain restrictions on "business combinations" with "interested stockholders."

     Although these provisions offer some protection to the Company, in the Board's opinion they do not offer the same flexibility or effectiveness as the Rights Plan in negotiating with a hostile bidder or maximizing stockholder value.

         FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of independent accountants of the Company recommended by the Audit Committee and selected by the Board of Directors for the current fiscal year is PricewaterhouseCoopers LLP. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the Annual Meeting and, as far as is known to the Board of Directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting. However, as to any other business that may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                  STOCKHOLDER PROPOSALS -- 2000 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming stockholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received at the Company's offices on or before October 25, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2000 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder should give the Company appropriate notice no later than January 8, 2000. If the Company fails to receive notice of the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proposal will not be submitted to the stockholders for approval at the 2000 Annual Meeting of Stockholders of the Company as the Company will not have received proper notice as required by the Company's Bylaws.

                                          Donald A. Slichter
                                          Secretary
February 22, 1999
Santa Clara, California

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

              THIS PROXY STATEMENT WAS PRINTED ON RECYCLED PAPER.
     (LOGO)

                                                                      APPENDIX A



                             APPLIED MATERIALS, INC.
                         EMPLOYEES' STOCK PURCHASE PLAN
                   (AS AMENDED AND RESTATED DECEMBER 10, 1998)


1.   ESTABLISHMENTS; PURPOSE

     Effective as of December 10, 1998, the Corporation hereby amends, restates and continues in its entirety, the Applied Materials, Inc. Employees' Stock Purchase Plan on the following terms and conditions. The Plan is intended to encourage ownership of Common Stock of the Corporation by all Eligible Employees and to provide incentives for them to exert maximum efforts for the success of the Corporation and its Affiliates. By extending to Eligible Employees the opportunity to acquire proprietary interests in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible for the Corporation to attract and retain qualified employees. The Plan is intended to qualify as an employee stock purchase plan under section 423 of the Code.

2.   DEFINITIONS

     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

     2.1 "Affiliate" means any (i) parent to the Corporation as determined under Section 424(e) of the Code and (ii) any subsidiary to the Corporation as determined under Section 424(f) of the Code which parent or subsidiary has been designated by the Board as a corporation employees of which may participate in the Plan.

     2.2 "Board" means the Board of Directors of the Corporation, as from time to time constituted.

     2.3 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.4  "Common Stock" means the common stock of the Corporation.

     2.5  "Corporation" means Applied Materials, Inc., a Delaware Corporation.

     2.6 "Eligible Employee" means any employee eligible to participate in the Plan in accordance with Section 5.

     2.7 "Grant Date" means that date specified by the Board under Section 7 for the granting of Options in an Offering under the Plan.

     2.8  "Offering" means an offer to purchase stock under Section 6.

     2.9 "Option" means an option to acquire Common Stock under the terms of this Plan.

     2.10 "Participating Employee" means, with respect to each Offering under the Plan, any Eligible Employee who has elected to participate in accordance with Section 7.

     2.11 "Plan" means this Employees' Stock Purchase Plan, as amended from time to time.

     2.12 "Plan Administrator" means the employee or employees of the Corporation selected by the Board or the Committee (if authorized by the Board under Section 4.3) to perform certain ministerial duties in the administration of the Plan.

3.   STOCK SUBJECT TO THE PLAN

     No more than 12,800,000 shares of Common Stock may be issued upon the exercise of Options granted under the Plan, subject to adjustments as provided in Section 9, which may be unissued shares, reacquired shares, or shares brought on the market. If any Option which shall have been granted shall expire or terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for purposes of the Plan (unless the Plan shall have been terminated).

4.   ADMINISTRATION

     4.1 The Plan shall be administered by the Board, except to the extent that the Board shall delegate responsibility for the administration of the Plan as stated in Section 4.3.

     4.2 The Board shall have the plenary power, subject to and within the limits of the express provisions of the Plan:

          (a) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, shall generally determine all questions of policy and expediency that may arise, and may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any instrument associated with the Plan, in such manner and to such extent as the Board shall deem necessary to make the Plan fully effective.

          (b) To establish the terms of each Offering of Common Stock under the Plan.

          (c) Adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Eligible Employees who are foreign nationals or employed outside of the United States.

     4.3 The Board, by resolution, may delegate responsibility for the administration of the Plan or any part thereof, to a committee (the "Committee") composed of not less than the minimum number of disinterested members of the Board as is necessary to maintain the qualification of the Plan under Rule 16b-3 or any similar or successor rule promulgated under the Exchange Act of 1934, as amended ("Rule 16b-3"). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. To the extent that responsibility for the administration of the Plan is delegated to the Committee, the Committee shall have the powers theretofore possessed by the Board and to the extent that the Committee has been so authorized to act, all references in this Plan to the Board shall include the Committee, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as, from time to time, may be adopted by the Board. The Board at any time, by resolution, may revoke such delegation and re-vest in the Board all or any part of the responsibility for the administration of the Plan.

     4.4 The Board or the Committee (if authorized by the Board under Section 4.3) may delegate to the Plan Administrator the responsibility to perform certain ministerial duties in the administration of the Plan as are specified in this Plan. To the extent that the Board or Committee has not delegated such duties to the Plan Administrator, all references in this Plan to Plan Administrator shall include the Board or Committee as appropriate.

5.   ELIGIBILITY

     Subject to the provisions of Section 7.14, an individual shall be eligible to participate in any Offering under the Plan if he or she (a) has been continuously employed by the Corporation and/or an Affiliate for such minimum period (not to exceed two years) prior to such Grant Date as the Board shall fix and (b) is customarily employed by the Corporation and/or an Affiliate at least 20 hours per week and five months per calendar year. A member of the Board who is not also an employee of the Corporation and/or an Affiliate shall not be eligible to participate in the Plan.

6.   OFFERINGS

     During the term of the Plan, the Corporation will make one or more offerings ("Offering") in which Options to purchase Common Stock will be granted to Eligible Employees under the Plan. The terms and conditions of Options to be granted in any such Offering will be determined by the Board under Section 7. In connection with any Offering, if the number of shares for which Eligible Employees elect to participate shall be greater than the shares remaining available, the available shares shall, at the end of the Offering Period, be allocated among the Participating Employees pro rata on the basis of the number of shares for which each has elected to participate.

7.   TERMS AND CONDITIONS OF OPTIONS

     7.1 Subject to the limitations herein contained, the Board shall determine the terms of Options in each Offering all of which shall be granted on the same date (the "Grant Date").

     7.2 The Option price per share for each Offering shall be determined by the Board, but shall in no instance be less than the lower of 85% of the fair market value of a share of the Common Stock on the Grant Date, or 85% of the fair market value of a share of the Common Stock on the date the Option is exercised (the "Exercise Date"). The fair market value of a share of the Common Stock on the Grant Date or the Exercise Date shall be the last trade price of the Common Stock as reported in the NASDAQ over-the-counter market for National

Market Issues by The Wall Street Journal on such Grant Date or Exercise Date, as determined by the Board, or if no report is available for such date, on the next subsequent date for which such a report is available.

     7.3 The expiration date of the Options granted under each Offering shall be determined by the Board on or prior to the Grant Date for such Offering, but in no event shall such expiration be more than 27 months from the Grant Date for such Offering.

     7.4 All Eligible Employees to whom Options are granted shall have the same rights and privileges within the meaning of Section 423 of the Code, and applicable rules and regulations thereunder.

     7.5 Each Eligible Employee who desires to participate in an Offering shall elect to do so in such manner as may be prescribed from time to time by the Board.

     7.6 A Participating Employee shall exercise his or her Option by delivering notice of exercise to the Plan Administrator or a person designated by the Plan Administrator at such time and in such manner as the Board shall prescribe.

     7.7 Upon exercise of an Option, full payment for the shares subject to the Option shall be made in such form or manner as the Board shall fix.

     7.8 The Board may (but is not required to) establish on such terms and conditions as it shall determine (subject, however, to the requirements of Section 423 of the Code) a payroll deduction system for the purchase of shares covered by the Options hereunder. If there are payroll deductions under any Offering, the Corporation or an Affiliate shall maintain a payroll deduction account for each Participating Employee. The Board may (but is not required to) provide for interest at such rate as the Board shall determine to be credited to the payroll deduction accounts.

     7.9 Subject to such requirements or limitations of Section 423 of the Code as shall apply, the Board shall establish rules, terms and conditions for each Offering governing the exercise of outstanding Options in the event of a Participating Employee's termination of employment or change in employment status.

     7.10 The Corporation will seek to obtain from each regulatory committee or agency having jurisdiction such authority as may be required to issue and sell shares of Common Stock to satisfy Options granted under the Plan. Inability of the Corporation to obtain from any such regulatory commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance and sale of its Common Stock to satisfy Options granted under the Plan, shall relieve the Corporation from any liability for failure to issue and sell Common Stock to satisfy such Options pending the time when such authority is obtained or is obtainable.

     7.11 Neither an Eligible Employee to whom an Option is granted under the Plan nor his or her transferee shall have any rights as a stockholder with respect to any shares covered by his or her Option until the date of the issuance of a stock certificate to him or her for such shares.

     7.12 Options granted under the Plan shall not be transferable, except by will or by the laws of descent and distribution, and may be exercised during the lifetime of a Participating Employee only by him or her.

     7.13 Each Option granted under the Plan shall be evidenced by such instrument or documentation, if any, as the Board shall establish, which shall be dated the Grant Date and shall comply with and be subject to the terms and conditions of the Plan.

     7.14 No Eligible Employee shall be granted an Option under the Plan if such Eligible Employee, immediately after the Option is granted, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, determined in accordance with Section 423(b)(3) of the Code. No Eligible Employee shall be granted an Option under the Plan which permits his or her right to purchase Common Stock under all employee stock purchase plans of the Corporation (qualifying under Section 423 of the Code) to accrue at a rate which exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) of fair market value of the Common Stock (determined at the time the Option is granted) for each calendar year in which the Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

     7.15 Nothing in the Plan or in any Option granted under the Plan shall confer on any Participating Employee any right to continue in the employ of the Corporation or any of its Affiliates or to interfere in any way with the right of the Corporation or any of its Affiliates to terminate his or her employment at any time.

8.   FUNDS

     All amounts held by the Corporation or an Affiliate in payroll deduction accounts under the Plan may be used for any corporate purpose of the Corporation or Affiliate.

9.   ADJUSTMENT IN NUMBER OF SHARES AND IN OPTION PRICE

     In the event there is any change in the Common Stock through declarations of stock dividends or stock split-ups, recapitalizations resulting in stock split-ups, or combinations or exchanges of shares, or otherwise, appropriate adjustments in the number of shares available for Option, as well as the shares subject to any Option and the Option price thereof, shall be made, provided that no fractional shares shall be subject to an Option and each Option shall be adjusted down to the nearest full share.

10.  AMENDMENT OF THE PLAN

     The Board at any time, and from time to time, may amend the Plan, provided however, that except as provided in Section 9, approval by the Shareholders of the Company shall be required (i) to increase the aggregate number of shares which may be issued under the Plan and (ii) to the extent necessary to preserve the qualification of the Plan under Rule 16b-3.

11.  TERMINATION OR SUSPENSION OF THE PLAN

     The Board may at any time suspend or terminate the Plan. The Plan, unless sooner terminated, shall terminate on March 10, 2002. No Offering shall be made under the Plan while it is suspended or after it is terminated.

PROXY                                                                      PROXY



                            APPLIED MATERIALS, INC.

          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MARCH 31, 1999. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints James C. Morgan and Donald A. Slichter, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of Applied Materials, Inc., to be held on Wednesday, March 31, 1999, at 3:00 p.m. and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the items set forth on the reverse side and upon such other business as may properly come before such meeting and any adjournment or postponement thereof:

                 (Continued and to be signed on reverse side)



    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                            APPLIED MATERIALS, INC.

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.


                                                                                       FOR ALL
1.  ELECTION OF DIRECTORS                                    FOR        WITHHELD        EXCEPT
    M. Armacost D. Coleman, H. Dwight, P. Gerdina,
    T. Kawanishi, P. Low, D. Maydan, J. Morgan, A. Stein    [ ]          [ ]            [ ]

    INSTRUCTIONS: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.


                                                             FOR        AGAINST         ABSTAIN
---------------------------------------------------------    [ ]          [ ]            [ ]
2.  An amendment of the Employee Stock Purchase Plan to
    increase the number of shares issuable thereunder by
    8,000,000 shares.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.


                                                             FOR        AGAINST         ABSTAIN
3.  A stockholder proposal to amend the Bylaws of Applied    [ ]          [ ]            [ ]
    Materials, Inc., so as to require stockholder approval to
    adopt a new stockholder rights plan or to renew its
    existing rights plan.


THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO
CHOICE IS SPECIFIED, WILL BE VOTED FOR THE NINE
NOMINEES FOR ELECTION AND FOR ITEM 2 AND AGAINST
ITEM 3. (Please sign exactly as your name appears.
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, if a partnership, please sign in partnership name by authorized person.)



----------------------------------------------


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Signature(s)                              Date